Exhibit 99.2

Callon Petroleum Company Announces Appointment of Joseph Gatto, Jr. as Chief Executive Officer and L. Richard Flury as Chairman following Unexpected Death of Fred Callon

NATCHEZ, Miss., May 25, 2017 — Callon Petroleum Company (NYSE: CPE) announced today that the Company’s Board of Directors has appointed Joseph Gatto Jr. as Chief Executive Officer and L. Richard Flury as non-executive Chairman, succeeding Fred Callon, former Chief Executive Officer and Chairman, following his unexpected death on May 24, 2017. Mr. Gatto will also continue performing his current duties as the Company’s President and Chief Financial Officer. The remainder of the Company’s leadership team will continue in their present roles. No changes are anticipated in the Company’s day-to-day business activities.

Mr. Gatto worked closely alongside Mr. Callon since 2012 as the Company executed an aggressive growth strategy in the Permian Basin that significantly transformed the Company. Since the beginning of 2016, Callon has completed over $1 billion in acquisitions and $2 billion in debt and equity raises, nearly tripling the Company’s acreage position and building a solid financial position for the future. Mr. Gatto is well-known in the oil and gas industry and highly respected by the Company’s employees and investors, and his intimate knowledge and extensive experience with the Company makes him uniquely qualified to move the Company forward.

Mr. Gatto commented, “I am humbled by the opportunity to continue to build upon Fred’s legacy and fulfill his vision for Callon Petroleum. I am honored to have been chosen by the Board to continue my strong partnership with Callon’s Chief Operating Officer, Gary Newberry as together we lead our experienced management team in the execution of our growth initiatives that we believe will create differentiated value for our shareholders. We are all committed to ensuring a smooth transition and to honoring Fred’s memory through a continued commitment to our core values. We will always be profoundly grateful for his friendship and leadership, and he will be deeply missed by our organization as well as the oil and gas industry. During this time, all of our thoughts are with Fred’s family and we will do everything we can to support them.”

Prior to joining Callon, Mr. Gatto held various positions in the financial advisory and energy investment banking groups of Merrill Lynch & Co., Barclays Capital, Merrill Lynch Commodities, Inc. and MarchWire Capital, LLC, which he founded. Mr. Gatto graduated from Cornell University with a BS degree and The Wharton School of the University of Pennsylvania with an MBA.

Mr. Flury has served on the Board since 2004 and currently serves on the Company’s Audit, Compensation and Strategic Planning and Reserves Committees. Prior to his retirement, Mr. Flury spent over 30 years with Amoco Corporation, and later, BP p.l.c., most recently as Chief Executive, Gas and Power and Renewables. Mr. Flury is also a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

For further information contact:

Eric Williams

Manager, Investor Relations

1-800-451-1294